Exhibit 99.1

PLEASE READ THIS LETTER CAREFULLY.  TIME IS CRITICAL.  YOU MAY HAVE RECEIVED AND/OR SUBMITTED AN ELECTION STATEMENT PREVIOUSLY; HOWEVER, THAT ELECTION STATEMENT SHOULD BE DISREGARDED, AS IT IS OF NO FURTHER FORCE OR EFFECT, EVEN IF YOU COMPLETED AND RETURNED IT TO THE EXCHANGE AGENT.  ENCLOSED IS A NEW ELECTION STATEMENT AND LETTER OF TRANSMITTAL THAT MUST BE COMPLETED IN ORDER TO PROPERLY MAKE AN ELECTION REGARDING YOUR PREFERRED FORM OF CONSIDERATION FOR YOUR SHARES OF JAXB COMMON STOCK.

February 19, 2016

Dear Shareholder of Jacksonville Bancorp, Inc.:

In connection with the proposed merger of Jacksonville Bancorp, Inc. (“JAXB”) with and into Ameris Bancorp (“ABCB”), we are pleased to offer you the opportunity to indicate your preference as to the form of consideration you will receive for your shares of JAXB voting common stock and/or JAXB nonvoting common stock, as applicable (which we refer to together as “JAXB common stock”).  Subject to the proration and adjustment provisions of the merger agreement described below, you have the right to elect to receive, for each share of JAXB common stock that you own, either 0.5861 shares of ABCB common stock, with cash paid in lieu of fractional shares (the “per share stock consideration”), or $16.50 in cash, without interest (the “per share cash consideration”).

Because the per share stock consideration consists of ABCB common stock payable at a fixed exchange ratio for JAXB common stock (assuming no adjustment to the merger consideration as described below) and the market value of the ABCB common stock changes daily, the value of the per share stock consideration will fluctuate.  Accordingly, it is not possible to determine the value of the per share stock consideration when the merger becomes effective or when shares of ABCB common stock are delivered to the former shareholders of JAXB entitled to receive the per share stock consideration for their shares of JAXB common stock.  On February 1, 2016, the record date for the special meeting of JAXB shareholders at which the merger will be considered, the closing price of ABCB common stock was $28.60, making the value of 0.5861 shares of ABCB common stock equal to $16.76 on that date, as compared to $16.50 for the per share cash consideration.  On February 17, 2016, the latest practicable date before this mailing, the closing price of ABCB common stock was $26.00, making the value of 0.5861 shares of ABCB common stock equal to $15.24 on that date.  You should obtain a current price quotation for ABCB common stock.  ABCB common stock trades on the NASDAQ Global Select Market under the symbol “ABCB.”  Please note that if you hold your shares of JAXB common stock through a bank, broker or other nominee, the per share stock consideration or the per share cash consideration you are entitled to receive in the merger will be paid to your bank, broker or other nominee first, and then distributed to you in accordance with their procedures.

Although you may indicate a preference to receive the per share stock consideration (a “stock election”) or the per share cash consideration (a “cash election”), the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash (which we refer to as the “cash election maximum”) and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock (which we refer to as the “stock election maximum”).  Accordingly, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount that the aggregate cash elections exceed the cash election maximum.  Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount that the aggregate stock elections exceed the stock election maximum.  Therefore, you might receive shares of ABCB common stock and/or cash in an amount that is not consistent with your election, depending upon the elections of other JAXB shareholders.

The completion of the merger is subject to a price floor which, if reached prior to the completion of the merger, could result in more shares of ABCB common stock being issued or more cash being paid, or the merger being terminated.  See the section entitled “The Merger Agreement – Termination Rights and Merger Consideration Adjustment; Termination Fee” beginning on page 85 of the proxy statement/prospectus that was mailed to you on or about February 8, 2016 regarding the special meeting of JAXB shareholders at which the merger and related matters will be considered.

Because the federal income tax consequences of the merger to you will depend on the consideration you receive in the merger, you are urged to consult your personal tax advisor prior to making your election.

Enclosed is an Election Statement and Letter of Transmittal and a Form W-9, both of which you must complete, sign and return to the exchange agent for the merger, Computershare Investor Services, along with your stock certificate(s), in order to receive your merger consideration.  Please use the enclosed envelope to return your Election Statement and Letter of Transmittal, Form W-9 and your stock certificate(s).  For your election to be effective, the exchange agent must receive your Election Statement and Letter of Transmittal, Form W-9 and stock certificate(s) NO LATER THAN 5:00 P.M., EASTERN TIME, ON MARCH 11, 2016.  Please follow the instructions on the Election Statement and Letter of Transmittal carefully.  You do not need to sign the back of your JAXB stock certificate(s).  You may change or revoke your election at any time prior to the election deadline by following the instructions in the Election Statement and Letter of Transmittal.

If you hold any JAXB shares through a bank, broker or other nominee, you will instead need to follow the instructions of the bank, broker or other nominee to make your election.  Be sure to follow the instructions of your bank, broker or other nominee carefully, as they may impose an earlier election deadline and/or procedures different from those described above.  You should contact your bank, broker or other nominee if you have any questions regarding their instructions.

If you have questions or need assistance, please contact Georgeson Inc., who is serving as information agent, at 1-866-295-4321.

If you do not make a timely and proper election, ABCB will determine whether you will receive the per share stock consideration or the per share cash consideration in completing the prorations necessary to achieve both the cash election maximum and the stock election maximum.

Your submission of an Election Statement and Letter of Transmittal does NOT constitute a vote on the merger proposal, the charter amendment, the merger-related compensation proposal or the adjournment proposal, each of which is described in the proxy statement/prospectus mailed to your previously.  In order to vote your shares of JAXB common stock on the proposals described in the proxy statement/prospectus, you must complete, sign, date and return the proxy card included with the proxy statement/prospectus, or attend the special meeting of JAXB shareholders described such proxy statement/prospectus and vote in person at the meeting.

Thank you for your prompt attention to this important matter.

Jacksonville Bancorp, Inc.	Ameris Bancorp

Kendall L. Spencer President and Chief Executive Officer	Edwin W. Hortman, Jr. President and Chief Executive Officer

ELECTION STATEMENT AND LETTER OF TRANSMITTAL

IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 30, 2015, BY AND BETWEEN AMERIS BANCORP AND JACKSONVILLE BANCORP, INC.

Name(s) of Record Holder(s) as Shown on the Certificate(s) and Address(es) of Such Record Holder(s)	Certificate(s) Held (attach additional list if necessary)		Shares Held in Book-Entry Form (attach additional list if necessary)
	Certificate Number (Indicate Whether Voting or Nonvoting)	Number of Shares Represented by Each Certificate	Indicate Whether Voting or Nonvoting	Number of Shares Held

Total Shares:

THE INSTRUCTIONS ACCOMPANYING THIS ELECTION STATEMENT AND LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS ELECTION STATEMENT AND LETTER OF TRANSMITTAL IS COMPLETED.

FAILURE TO COMPLETE THE FORM W-9 ACCOMPANYING THIS ELECTION STATEMENT AND LETTER OF TRANSMITTAL MAY SUBJECT YOU TO BACKUP WITHHOLDING.

PLEASE COMPLETE, SIGN AND MAIL OR DELIVER THIS ELECTION STATEMENT AND LETTER OF TRANSMITTAL AND THE FORM W-9, TOGETHER WITH THE CERTIFICATE(S) REPRESENTING YOUR SHARES OF JACKSONVILLE BANCORP, INC. COMMON STOCK OR NONVOTING COMMON STOCK, IN THE ENCLOSED ENVELOPE TO THE EXCHANGE AGENT:

If delivering by Mail: Computershare Investor Services P.O. Box 43011 Providence, RI 02940-3011	If delivering by Express Mail or Overnight Delivery: Computershare Investor Services c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

If you have questions or need assistance, please contact Georgeson Inc., who is serving as information agent, at 1-866-295-4321.

THE ELECTION DEADLINE IS 5:00 P.M., EASTERN TIME, ON MARCH 11, 2016 (THE “ELECTION DEADLINE”).  THIS ELECTION STATEMENT AND LETTER OF TRANSMITTAL AND THE FORM W-9 MUST BE COMPLETED, SIGNED AND RECEIVED BY THE EXCHANGE AGENT, ALONG WITH YOUR STOCK CERTIFICATE(S), NO LATER THAN THIS TIME.

PLEASE NOTE THAT THIS ELECTION STATEMENT IS NOT FOR CASTING YOUR VOTE AT THE MARCH 11, 2016 SPECIAL MEETING OF SHAREHOLDERS OF JACKSONVILLE BANCORP, INC.  YOU MUST COMPLETE AND RETURN THE PROXY CARD SENT TO YOU PREVIOUSLY IN ORDER TO VOTE AT THE MEETING.

ELECTION OPTION

Subject to the conditions and limitations set forth in the Merger Agreement, the undersigned hereby elects to receive the following as consideration for the undersigned’s shares of JAXB common stock, par value $0.01 per share (“JAXB voting common stock”), and/or JAXB nonvoting common stock, par value $0.01 per share (the “JAXB nonvoting common stock” and, together with the JAXB voting common stock, the “JAXB common stock” or “JAXB Shares”):

(Please check one box only to indicate your election.)

☐	(1)	Stock Election – All shares of JAXB common stock I own converted into the per share stock consideration.

☐	(2)	Cash Election – All shares of JAXB common stock I own converted into the per share cash consideration.

☐	(3)	Mixed Election – A combination of a Stock Election and a Cash Election with respect to the portions of my shares of JAXB common stock as follows (total cannot exceed the total number of JAXB shares you own of record):
_______shares of JAXB common stock converted into the per share stock consideration; and
_______shares of JAXB common stock converted into the per share cash consideration.

☐	(4)	Non-Election – Your JAXB shares will be deemed non-election shares if:
•	You check this box, thereby indicating that you have no preference as to the form of merger consideration that you will receive;
•	No choice is indicated above under (1), (2) or (3);
•	More than one choice is indicated above under (1), (2) and (3);
•	You fail to follow the instructions on this Election Statement and Letter of Transmittal or otherwise fail properly to make an election; or
•	A completed Election Statement and Letter of Transmittal (including submission of your JAXB common stock certificate(s)) is not actually received by the Exchange Agent by the Election Deadline.

If your JAXB shares are deemed non-election shares, you will receive the per share stock consideration and/or the per share cash consideration as determined by ABCB without regard to your preferences.  Your JAXB shares will be deemed non-election shares if you fail to follow the instructions on this Election Statement and Letter of Transmittal or otherwise fail properly to make an election, or if a completed Election Statement and Letter of Transmittal (including submission of your JAXB common stock certificate(s)) is not actually received by the Exchange Agent by the Election Deadline.

Priority Allocation:  If you have made a Stock Election or Mixed Election and wish to designate the priority in which your JAXB shares to be allocated to the per share stock consideration in the event the stock election maximum is exceeded, please designate such priority below by stock certificate number, with the JAXB shares to be converted into the stock consideration listed first.  See Instruction 8.

Certificate No.	Total No. of Shares Represented by Certificate

The tax consequences of the merger to you will depend on whether you receive ABCB stock or cash, or a combination, for your JAXB shares.  You should consult your personal tax advisor prior to making an election and any priority designation.  If you hold a single stock certificate that evidences shares of JAXB common stock acquired in different lots and wish to make a priority designation, you should consult your personal tax advisor with regard to the method of identifying particular lots for priority allocation to the per share stock consideration.

The undersigned represents that the undersigned has full authority to surrender without restriction the certificate(s) representing shares of JAXB common stock for exchange.  Please evidence the shares of ABCB common stock in book-entry form and/or the check for cash in lieu of a fractional share interest or the per share cash consideration in the name shown above to the above address unless instructions are given under “Special Issuance/Payment Instructions” and/or “Special Delivery Instructions” below.

YOU MUST SIGN BELOW

* SIGNATURE(S) REQUIRED * Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) SEE INSTRUCTION 12.

Must be signed by the registered holder(s) EXACTLY as name(s) appears on stock certificate(s).  If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title.  SEE INSTRUCTIONS 11 AND 12.

Unless the shares are tendered by the registered holder(s) of the common stock, or for the account of a member of a Signature Guarantee Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program, your signature(s) must be guaranteed by an Eligible Institution.

Registered Holder	Authorized Signature

Registered Holder	Name of Firm

Title, if any	Address of Firm (Please Print)

Date:	Date:

SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS

Complete ONLY if the evidence of shares of ABCB common stock in book-entry form and/or check is to be issued in a name that differs from the name on the surrendered certificate(s).	Complete ONLY if the evidence of shares of ABCB common stock in book-entry form and/or check is to be sent to an address other than the address on the first page of this document.

Issue to:	Mail to:

Name	Name
Address	Address

(SEE INSTRUCTIONS 12, 13 and 14)	(SEE INSTRUCTION 13)

PLEASE ALSO SIGN AND PROVIDE YOUR TAX ID NUMBER ON THE FORM W-9 ACCOMPANYING THIS DOCUMENT.

AS A RESULT OF COMPLETING AND SIGNING THIS ELECTION STATEMENT AND LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS, YOU WILL NOT NEED TO SIGN THE BACK OF YOUR JAXB STOCK CERTIFICATE(S).

INSTRUCTIONS
(Please read carefully the instructions below.)

If you have any questions, please contact Georgeson Inc., who is serving as information agent, at 1-866-295-4321.

1. ELECTION DEADLINE:  For any election contained herein to be considered, this Election Statement and Letter of Transmittal and the Form W-9, each properly completed and signed, together with the related JAXB common stock certificate(s), MUST BE RECEIVED BY THE EXCHANGE AGENT AT THE ADDRESS ON THE FRONT OF THIS ELECTION STATEMENT AND LETTER OF TRANSMITTAL NO LATER THAN 5:00 P.M., EASTERN TIME, ON MARCH 11, 2016.  ABCB has the discretion, which it may delegate to the Exchange Agent, to determine whether any Election Statement and Letter of Transmittal is received on a timely basis and whether an Election Statement and Letter of Transmittal has been properly completed.

2. DESCRIPTION OF SHARES:  Insert in the box at the top of this Election Statement and Letter of Transmittal the certificate number(s) of the JAXB common stock that you are surrendering herewith, whether the certificate represents shares of JAXB common stock or JAXB nonvoting common stock, the number of shares represented by each certificate, if any, and the name(s) and address(es) of the registered owners of such shares.  If the space provided is insufficient, attach a separate sheet listing this information.

3. ELECTION OPTIONS:  On page 2 of this Election Statement and Letter of Transmittal, you may indicate whether you would like to receive, in exchange for your shares of JAXB common stock, the per share stock consideration, the per share cash consideration or a combination of the per share stock consideration and the per share cash consideration.  Alternatively, you may indicate that you have no preference as to the form of merger consideration that you will receive.  Mark only one selection.  The Merger Agreement provides that 25% of the shares of JAXB common stock outstanding immediately prior to the effective time of the merger will be exchanged for the per share cash consideration, with the remaining 75% of the outstanding JAXB shares exchanged for the per share stock consideration.  Therefore, you might receive JAXB stock and/or cash in an amount that is not consistent with your election, depending upon the elections of other JAXB shareholders.  JAXB shareholders who are deemed to have made a non-election may receive all cash, all stock or a mix of cash and stock, depending upon the elections of other JAXB shareholders.

4. NOMINEES:  Any record holder of shares of JAXB common stock who is a nominee may submit one or more Election Statements and Letters of Transmittal indicating on the form or forms a combination of elections covering up to the aggregate number of shares of JAXB common stock owned by such record holder.  However, upon the request of ABCB, such record holders will be required to certify to the satisfaction of ABCB that such record holder holds such shares of JAXB common stock as nominee for the beneficial owners of such shares.

5. REVOCATION OR CHANGE OF ELECTION STATEMENT:  Any Election Statement and Letter of Transmittal may be revoked or changed by written notice from the person submitting such form to the exchange agent for the merger, Computershare Investor Services (the “Exchange Agent”), but to be effective, such notice must be received by the Exchange Agent at or prior to the Election Deadline.  ABCB will have the discretion, which it may delegate to the Exchange Agent, to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

6. SURRENDER OF CERTIFICATE(S):  For any election contained herein to be effective, this Election Statement and Letter of Transmittal must be accompanied by any certificate(s) evidencing your shares and any required accompanying evidences of authority (see Instruction 11).

7. LOST CERTIFICATE(S):  If the certificate(s) that a registered holder (or transferee) wants to surrender has (have) been lost or destroyed, that holder should promptly contact the transfer agent for JAXB common stock, Broadridge Financial Solutions, Inc., 2 Journal Square Plaza, Jersey City, NJ 07306, 1-866-321-8022, to arrange for the replacement of the lost or destroyed certificate(s) with new certificates to be delivered to the Exchange Agent with this Election Statement and Letter of Transmittal, properly completed and duly executed, prior to the Election Deadline.

8. PRIORITY FOR STOCK ELECTION OR MIXED ELECTION SHARES:  If you have made a Stock Election or Mixed Election and acquired your JAXB shares in different lots, you may designate on this Election Statement and Letter of Transmittal, by stock certificate number, one or more of such lots for priority allocation of any per share stock consideration which you are entitled to receive.  The following is an example of how the priority allocation works.  Assume you own 1,000 shares of JAXB common stock, 200 of which you acquired in 2008, 300 of which you acquired in 2010 and 500 of which you acquired in 2012.  Assume further that you elect the per share stock consideration for all of your JAXB shares and the number of shares with respect to which stock elections have been made by JAXB shareholders exceeds the stock election maximum, such that under the proration provisions of the Merger Agreement 90% of your JAXB shares will be converted to the per share stock consideration, with the remaining 10% converting to the per share cash consideration.  By making a priority designation, you are designating the order (by stock certificate number) in which your JAXB shares are to be allocated the per share stock consideration under these circumstances.  In the above example, if the order of your priority designation was:  first, the shares acquired in 2012; second, the shares acquired in 2010; and third, the shares acquired in 2008, then all of the shares acquired in 2012 and 2010 would convert to the per share stock consideration and 100 of the shares acquired in 2008 would convert to the per share stock consideration and 100 would convert to the per share cash consideration.  If you hold a single stock certificate that evidences shares of JAXB common stock acquired in different lots and wish to make a priority designation, you should consult your personal tax advisor with regard to the method of identifying particular lots for priority allocation to the per share stock consideration.

No assurance can be made that you will receive the tax treatment that you desire as a result of making a priority designation on this Election Statement and Letter of Transmittal, and none of ABCB, JAXB, the Exchange Agent or any of their respective officers, directors, employees or agents assumes any responsibility for the tax treatment that you ultimately receive.

9. TERMINATION OF MERGER:  In the event of termination of the Merger Agreement, the Exchange Agent will promptly return certificates representing shares of JAXB common stock after being notified of such termination by ABCB or JAXB.  In such event, shares of JAXB common stock held through nominees are expected to be available for sale or transfer promptly following the termination of the Merger Agreement.  Certificates representing shares of JAXB common stock held directly by JAXB shareholders will be returned by registered mail.

10. METHOD OF DELIVERY:  Your JAXB stock certificate(s), this Election Statement and Letter of Transmittal and the Form W-9 must be delivered to the Exchange Agent.  Do not send them to ABCB or JAXB.  The method of delivery of certificates and other documents to be delivered to the Exchange Agent at the address set forth on the front of this Election Statement and Letter of Transmittal is at the option and risk of the surrendering shareholder.  Delivery will be deemed effected, and risk of loss and title to certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent.  If the certificate(s) are sent by mail, registered mail with return receipt requested and properly insured is suggested.  A return envelope is enclosed.

11. EVIDENCE OF SHARES/CHECK ISSUED IN THE SAME NAME:  If the shares in book-entry form representing ABCB common stock are to be evidenced and/or the check is to be issued in the same name as the surrendered certificate is registered, this Election Statement and Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered.  Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Issuance/Payment Instructions” or are for the account of an Eligible Institution, as defined below.  If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Election Statement and Letter of Transmittal exactly as written on the face of the certificate(s).  If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Election Statements and Letters of Transmittal as there are different registrations.  Election Statements and Letters of Transmittal executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

12. EVIDENCE OF SHARES/CHECK ISSUED IN DIFFERENT NAME:  If the section entitled “Special Issuance/Payment Instructions” is completed, then signatures on this Election Statement and Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each an “Eligible Institution”).

13. SPECIAL ISSUANCE/PAYMENT AND DELIVERY INSTRUCTIONS:  Indicate the  name and address in which the shares in book-entry form representing ABCB common stock are to be evidenced and/or check is to be sent if different from the name and/or address of the person(s) signing this Election Statement and Letter of Transmittal.  The shareholder is required to give the social security number or employer identification number of the record owner of the shares.  If Special Issuance/Payment Instructions have been completed, the shareholder named therein will be considered the record owner for this purpose.

14. STOCK TRANSFER TAXES:  If any shares of ABCB common stock are to be evidenced in book-entry form or any payment of the per share cash consideration or cash in lieu of fractional shares is to be made in a name other than that of the registered holder(s) of the surrendered JAXB certificate(s), it shall be a condition of such issuance and/or payment that the person requesting such exchange either (i) pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder(s), or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

15. CONSTRUCTION:  All questions with respect to this Election Statement and Letter of Transmittal raised by holders of JAXB common stock (including, without limitation, questions relating to the time limits or effectiveness of revocation of any election and questions relating to computations as to allocations) will be determined by ABCB and/or the Exchange Agent, whose determination shall be conclusive and binding.  ABCB shall have the right to reject any and all Election Statements and Letters of Transmittal not in the proper form or to waive any irregularities in any such form, although it does not represent that it will do so.  ABCB and/or the Exchange Agent may, but are not required to, take reasonable action to inform holders of JAXB common stock of any defects and may take reasonable action to assist such holders to correct any such defects; however, neither ABCB nor the Exchange Agent is under any obligation to notify a holder of shares of JAXB common stock of any defect in an Election Statement and Letter of Transmittal.

16. QUESTIONS:  If you have any questions or would like to receive additional or multiple copies of this Election Statement and Letter of Transmittal, please contact Georgeson Inc., who is serving as information agent, at 1-866-295-4321.